Exhibit 99

Culp Announces Revised Expectations, Anticipated Non-Cash Intangible Asset Impairment Charges, for Third Quarter Fiscal 2020

HIGH POINT, N.C.--(BUSINESS WIRE)--February 18, 2020--Culp, Inc. (NYSE: CULP) today announced that, based on unaudited preliminary results and current estimates, the company expects pre-tax loss (GAAP) to be in the range of $(5.4) million to $(5.1) million for the third quarter of fiscal 2020. This includes a reversal of a $6.1 million recorded contingent earnout liability, as well as non-cash impairment charges of approximately $13.6 million relating to the home accessories division (discussed below), resulting in a non-cash net charge of approximately $7.6 million. Excluding the gain from the contingent earnout liability reversal and estimated impairment charges, adjusted pre-tax income (non-GAAP) is expected to be in the range of $2.2 million to $2.5 million (see reconciliation table on page 4). These projected results are lower than the company’s previously announced expectation of $3.2 million to $3.8 million in pre-tax income for the third quarter, which excluded any restructuring and related charges or credits, contingent earnout liability reversals, and impairment charges. Sales and profitability for the third quarter of fiscal 2020 are lower than the company’s previously announced outlook, with overall sales and all three business segments’ sales now expected to be down moderately as compared with the third quarter of last year. Profitability is now expected to be moderately down for the upholstery fabrics segment and significantly down for the mattress fabrics segment as compared with the third quarter of last year.

The home accessories segment, which sells bedding accessories and home goods directly to consumers and businesses, is expected to meet the company’s previously announced outlook for an improvement in operating loss for the third quarter. This progression reflects continued sequential improvement compared to the first and second quarters of fiscal 2020. However, in connection with the company’s quarterly assessment of the fair value of its acquisition-related contingent earnout consideration arrangement and the future outlook for this segment, management determined it was necessary to adjust the forecasted EBITDA performance relating to this recorded liability. This determination was based on slower than expected business improvement and updated assumptions on economic conditions in the e-commerce space, combined with the upcoming timeframe for determining the contingent earnout payment obligation. The adjustment resulted in a reversal of the full $6.1 million recorded contingent earnout liability.

Additionally, in accordance with Accounting Standards Codification (ASC) Topic 350, the company is required to assess its goodwill and other indefinite-lived intangible assets for impairment at the end of each fiscal year or between annual tests if events or changes in circumstances indicate the carrying value of the asset may not be recovered. As a result of the slower pace of growth for the home accessories segment and changes in future growth assumptions for this business based on current economic conditions in the e-commerce space, management determined that impairment indicators existed. Accordingly, this determination required an interim assessment of the goodwill and other intangible assets for the home accessories segment. Based on the initial assessment conducted, the company expects to record non-cash impairment charges of approximately $13.6 million. The company is in the process of finalizing the impairment analysis and expects it to be completed in time for its third quarter earnings release. These impairment charges are adjustments that do not affect the company’s cash position, cash flow from operating activities, or debt covenants.

Commenting on the announcement, Iv Culp, chief executive officer of Culp, Inc., said, “The revised expectations for the third quarter of fiscal 2020 are due to lower than expected sales. For our upholstery fabrics segment, shipments slowed more than anticipated heading into the Chinese New Year shutdown period. Additionally, our mattress fabrics business, and specifically CLASS, was pressured more than expected by the holiday shutdowns in Haiti and China. Mattress covers have become an increasingly important part of the mattress fabrics business, and losing multiple productive weeks caused a greater than expected impact when combined with continued industry weakness in our legacy business. These factors, along with lower than anticipated domestic benefit thus far from the anti-dumping measures associated with mattress imports from China, affected our results for the third quarter.”

The company is also updating its outlook for the fourth quarter of fiscal 2020, with current expectations for overall sales and profitability for the quarter to be slightly better than the results achieved in the fourth quarter of fiscal 2019. This projected outlook for the fourth quarter is adjusted from the previously announced outlook for overall performance to be significantly better than the prior year period. The company now projects mattress fabrics sales for the fourth quarter of fiscal 2020 to be slightly lower than the prior-year period. However, expectations are still for all three business segments to have improved profitability in the fourth quarter of fiscal 2020 as compared to the fourth quarter of fiscal 2019, assuming the coronavirus outbreak in China does not have a greater than anticipated impact on the operations of the company, its suppliers, and the global economy. The updated expectations reflect an uncertain business environment associated with ongoing trade and health issues primarily related to Asia, which may affect each of the company’s divisions to varying levels. The potential impact of the coronavirus is difficult to estimate reasonably at this point given the fluidity in circumstances related to the disease and the actions being taken to contain its spread.

“Although we are disappointed with the third quarter financial results and revised expectations for the fourth quarter, the company remains well-positioned for the long term with our creative designs, innovative products, efficient global platform, and diversified sales channels, both domestically and in Asia,” said Culp. “Additionally, while the updated forecast prompting the partial impairment for our home accessories segment is less favorable than originally projected, we still expect continued improvement for this business and remain encouraged about the opportunity to leverage this sales channel and reach new customers for Culp. Our financial position remains strong, with approximately $35.0 million of cash and investments and outstanding borrowings totaling $925,000 as of the third quarter of fiscal 2020, for a net cash position of approximately $34.1 million. We also repurchased 55,750 shares of Culp common stock during the third quarter, leaving approximately $4.3 million remaining under our share repurchase program approved by the Board in September 2019. We will continue seeking opportunities to repurchase shares when the price reflects a discount to our calculated intrinsic value per share. We remain optimistic about opportunities for our businesses as we respond to changing demand trends for our diverse customer base. We have the financial strength to support and execute our strategies and are confident in our position as market conditions evolve,” added Culp.

The company expects to report its complete financial and operating results for the third quarter and fiscal 2020 in early March.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has operations located in the United States, Canada, China, and Haiti.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements. Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events, or otherwise. Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “plan,” “project,” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends, or future developments. There can be no assurance that the company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on our business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. The impact of public health epidemics on employees, suppliers, and the global economy, such as the coronavirus currently impacting China, could also adversely affect our operations and financial performance. In addition, the impact of potential goodwill or intangible asset impairments could affect our financial results, including without limitation possible additional future write-downs with respect to our home accessories segment in accordance with our policy described in our Form 10-Q filed with the Securities and Exchange Commission on December 13, 2019 for the quarterly period ended November 3, 2019. Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2019 for the fiscal year ended April 28, 2019, and our subsequent periodic reports filed with the Securities and Exchange Commission.

	Reconciliation of Projected Pre-Tax Loss (GAAP) to
	Projected Adjusted Pre-Tax Income (non-GAAP)
	For Three Months Ended February 2, 2020
	(Unaudited)
	(in thousands, rounded)

		February 2, 2020
	Range of Projected Pre-Tax Loss (GAAP)	$(5,400) – $(5,100)
	Gain on reversal of contingent consideration – earnout obligation	6,100
	Goodwill impairment (home accessories segment) (1)	(11,200)
	Other intangible asset (trademark & tradename) impairment (home accessories segment) (1)	(2,400)
	Range of Projected Adjusted Pre-Tax Income (non-GAAP)	$2,200 - $2,500

(1)	Based on initial impairment assessment for the home accessories segment. The company is in the process of finalizing the impairment analysis and expects it to be completed in time for the company’s third quarter earnings release.

Contacts

Kenneth R. Bowling
Chief Financial Officer
336-881-5630